UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 7, 2011

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

45 Fremont Street, Suite 2800, San Francisco, California		94105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(415) 800-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with its regular executive compensation review, on July 7, 2011, the Compensation Committee of the Board of Directors (the "Committee") of Glu Mobile Inc. ("Glu") approved (i) amendments to the existing change of control severance arrangements with Niccolo M. de Masi, Glu’s President and Chief Executive Officer, and Eric R. Ludwig, Glu’s Senior Vice President, Chief Financial Officer and Chief Administrative Officer, and (ii) new change of control severance arrangements with Kal Iyer, Glu’s Senior Vice President of Research and Development, and Giancarlo Mori, Glu’s Chief Creative Officer.

Mr. de Masi

The Committee approved an amendment to Mr. de Masi’s Executive Employment Agreement (the "de Masi Agreement"), dated as of January 4, 2010, with respect to the acceleration of his outstanding equity awards in the event of a "double trigger" termination. The de Masi Agreement, as amended, now provides that if Mr. de Masi’s employment with Glu is terminated without Cause or as a result of an Involuntary Termination at any time within twelve months after a Change of Control, and Mr. de Masi delivers to Glu a signed general release of claims, then Mr. de Masi will receive, among other benefits, full acceleration of all of his then outstanding equity awards; the de Masi Agreement previously provided for acceleration of 50% of the shares originally subject to each of his outstanding and not fully vested equity awards. Except as provided above, the other terms of the de Masi Agreement remain the same.

Mr. Ludwig

The Committee approved an amendment to Mr. Ludwig’s Change of Control Severance Agreement, (the "Ludwig Agreement"), dated as of October 10, 2008, with respect to his severance benefits in the event of a "double trigger" termination. The Ludwig Agreement, as amended, now provides that if Mr. Ludwig’s employment with Glu is terminated without Cause or as a result of an Involuntary Termination at any time within twelve months after a Change of Control, and Mr. Ludwig delivers to Glu a signed general release of claims, then Mr. Ludwig will receive (i) twelve months of his then-current annual base salary, (ii) his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable), (iii) full acceleration of all of his then outstanding equity awards and (iv) up to twelve months of continuation coverage for him (and any eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Ludwig Agreement previously provided for (i) six months of his then-current annual base salary, (ii) his bonus actually earned, pro-rated for the number of days of service to Glu prior to such termination, (iii) acceleration of 50% of the shares originally subject to each of his outstanding and not fully vested equity awards and (iv) up to six months of continuation coverage for him (and any eligible dependents) pursuant to COBRA. Except as provided above, the other terms of the Ludwig Agreement remain the same.

Mr. Iyer and Mr. Mori

The Committee approved new change of control severance arrangements with each of Mr. Iyer and Mr. Mori in the event of a "double trigger" termination. In the event that either Mr. Iyer’s or Mr. Mori’s employment with Glu is terminated without Cause or as a result of an Involuntary Termination at any time within twelve months after a Change of Control, and the executive delivers to Glu a signed general release of claims, then he will receive (i) six months of his then-current annual base salary, (ii) 50% of his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable), (iii) an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards and (iv) up to six months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

July 13, 2011	By:	/s/ Eric R. Ludwig

Name: Eric R. Ludwig
Title: Senior Vice President, Chief Financial Officer and Chief Administrative Officer